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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                         WESTERN DIGITAL HOLDINGS, INC.


                                    ARTICLE I
                               NAME OF CORPORATION

                        The name of this corporation is:

                           WESTERN DIGITAL CORPORATION

                                   ARTICLE II
                                REGISTERED OFFICE

        The address of the registered office of this corporation in the State of Delaware is c/o National Registered Agents, Inc., 9 East Loockerman Street, in the City of Dover, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

                                   ARTICLE III
                                     PURPOSE

        The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

        This corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which this corporation shall have authority to issue is Two Hundred Thirty Million (230,000,000); the total number of shares of Preferred Stock shall be Five Million (5,000,000) and each such share shall have a par value of one cent ($0.01); and the total number of shares of Common Stock shall be Two Hundred Twenty-Five Million (225,000,000) and each such share shall have a par value of one cent ($0.01).

        The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares


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thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

                                    ARTICLE V
                          BOARD POWER REGARDING BYLAWS

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of this corporation.

                                   ARTICLE VI
                              ELECTION OF DIRECTORS

        Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                   ARTICLE VII
                        LIMITATION OF DIRECTOR LIABILITY

        To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                                  ARTICLE VIII
                  NO ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS

        No action required to be taken or which may be taken at any annual or special meeting of stockholders of this corporation may be taken without a meeting, and the power of stockholders to consent in writing without a meeting to the taking of any action is specifically denied.

                                   ARTICLE IX
                                 CORPORATE POWER

        This corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                    ARTICLE X
                       CREDITOR COMPROMISE OR ARRANGEMENT

        Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of


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Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.



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